Exhibit 3.5.6

CERTIFICATE OF MERGER

OF

LODO HOLDINGS, INC.

WITH AND INTO

LEVEL 3 COMMUNICATIONS, LLC

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is Level 3 Communications, LLC and the name of the corporation being merged into this surviving limited liability company is Lodo Holdings, Inc., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and the merging corporation.

THIRD: The name of the surviving limited liability company is Level 3 Communications, LLC, a Delaware limited liability company.

FOURTH: The merger is to become effective on filing of this Certificate of Merger.

FIFTH: The Agreement of Merger is on file at 1025 Eldorado Boulevard, Broomfield, Colorado 80021, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability company or stockholder of any constituent corporation.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 30th day of January, 2001.

LEVEL 3 COMMUNICATIONS, LLC

By:	/s/ Neil J. Eckstein

Name: Neil J. Eckstein
Title: Vice President